  FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

  ANNOUNCES RECORD

  EARNINGS AND

INCREASED QUARTERLY DIVIDEND

October 25, 2007

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, announced record earnings for the three months ended September 30, 2007 of $308,000 ($.09 per diluted share), which represents a $140,000, or 83.7%, increase over the $168,000 ($.05 per diluted share) earned in the same period of 2006. The annualized return on assets for the period was .98%, with an annualized return on equity of 3.42%, compared to .58% and 4.93%, respectively, for the quarter ended September 30, 2006.

Net interest income for the quarter ended September 30, 2007 was $1,116,000, a $347,000, or 45.1%, increase from the same period in 2006. This increase mainly reflects equity proceeds and higher loan balances. Noninterest income for the quarter was $176,000, a $5,000, or 3.1%, increase from the quarter ended September 30, 2006. Net loan servicing fees, miscellaneous fees, and other income all increased for the quarter, while service charges on deposit accounts declined. Noninterest expense for the quarter ended September 30, 2007 was $807,000, a $127,000 or 18.7% increase over the same quarter last year. Compensation expense increased $41,000 due to normal salary increases and higher expenses for employee stock benefit plans. Advertising increased $20,000 because of a new ad campaign, and occupancy expenses increased $13,000 due to a branch renovation. Expenses associated with being a public company increased $37,000. The Company reversed a $10,000 provision originally made in the prior quarter for a repossessed property because of improvements made by the lessee. Income taxes were $178,000 for the quarter ended September 30, 2007, an increase of $84,000 over the same period last year, because of a corresponding increase in pretax income.

Total assets increased $10.7 million from June 30, 2007, and as of September 30, 2007 were $133.4 million, while stockholders’ equity increased $56,000 to $35.3 million. This increase in stockholders’ equity was primarily due to earnings and the effects of stock plans.

Loans receivable totaled $91.3 million as of September 30, 2007, an increase of $2.6 million from June 30, 2007. The increase was principally due to nonresidential real estate loan growth. The Company’s asset quality ratios remain strong. Non-performing loans represented .01% of total loans at September 30, 2007, compared to .03% as of September 30, 2006. The allowance for loan losses at September 30, 2007 was $399,000, and represented .43% of total loans. Net charge-offs for the three months ended September 30, 2007 were $3,000 compared to $4,000 in 2006. Deposits increased $8.2 million, or 11.2%, from June 30, 2007 to $80.9 million as of September 30, 2007, due to growth in public funds and rate promotions on certificates of deposit. Federal Home Loan Bank advances totaled $15.0 million, a $2.0 million increase from June 30, 2007. The increase was primarily for improving interest rate risk by lengthening the maturities of liabilities.

The Company also announced that its Board of Directors had declared its fourth quarterly cash dividend of $.085 per share, payable November 19, 2007 to stockholders of record as of November 6, 2007. This is an increase of $.005 per share over the third quarterly dividend. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

On January 17, 2007, Osage Federal MHC (the “MHC”) completed its reorganization into stock form and Osage Bancshares, Inc. (the “Company”) succeeded to the business of the MHC’s former federal mid-tier holding company subsidiary, Osage Federal Financial, Inc., which ceased to exist. Each outstanding share of common stock of Osage Federal Financial, Inc. (other than those held by the MHC) was converted into 1.5739 shares of common stock of the Company. As part of the transaction, the Company sold a total of 2,513,880 shares to the public at $10 per share, including

201,828 shares purchased by the Company’s employee stock ownership plan with funds borrowed from the Company.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-287-2919

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